Spartech Announces Divestiture of Wheels Business

ST. LOUIS, MO -- (Marketwire - October 28, 2009) - Spartech Corporation (NYSE: SEH) announced today that it has completed the sale of its wheels business, a manufacturer of PVC tire and plastic wheel assemblies primarily for the lawn and garden and medical markets. The wheels business, with production facilities located in Warsaw, Indiana, Tupelo, Mississippi, and Reynosa, Mexico, has annual sales of approximately $41 million and was previously reported in our Engineered Products segment.

Spartech's President and Chief Executive Officer, Myles Odaniell stated, "The sale of this business is consistent with our strategic plan and the specific objective to focus our portfolio on core business platforms. With the completion of this sale, we continue our progress of realigning our portfolio, improving our business performance, and positioning the company for growth in our core businesses. We thank the management and employees of the wheels business for their past contributions to Spartech and wish them continued success under their new ownership."

The wheels business was sold to a group of private investors, consisting of Hamilton Robinson Capital Partners and existing management members, and will now operate under the name Custom Engineered Wheels, Inc. The sale price for the business was $34.5 million, including $6 million of contingent payments, which are based on future performance of the wheels business. Spartech intends to use the net cash proceeds from the sale to pay down debt and invest in strategic improvement and growth initiatives. Following the sale of the profiles business in Canada and closure of the marine operation earlier in the year, we will report all results from these businesses as discontinued operations and no longer report an Engineered Products segment.

Spartech Corporation is a leading producer of engineered thermoplastic sheet materials, thermoformed packaging, and polymeric compounds and concentrates. The Company has facilities located throughout the United States, and in Canada, Mexico, and Europe.

Safe Harbor For Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors which have impacted and could impact our operations and results include, but are not limited to: further adverse economic or industry conditions, material adverse changes in the markets we serve, restrictions imposed on us by instruments governing our indebtedness, the possible inability to comply with requirements of those instruments, and inability to access capital markets, and our inability to achieve the level of cost savings, productivity improvements, gross margin enhancements, growth or other benefits anticipated from our planned improvement initiatives.

Company Contacts:
Myles S. Odaniell
President and Chief Executive Officer
(314) 721-4242

Randy C. Martin
Executive VP and Chief Financial Officer
(314) 721-4242